AZZ Year-End 2005 Financial Results	EX 99.8
April 8, 2005
Page 1

AZZ incorporated Reports Results for the Fourth

Quarter and Fiscal-Year 2005

For the twelve months – Revenues Increase 12%, Net Income up 13%, Earnings

Per Share Increased 10% and Backlog is up 22%

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

RCG Capital Markets Group, Inc. 480-675-0400
Retail: Robert Blum
Institutional/Analysts: Joe Dorame
Media: Andrea Huttle
Internet: www.rcgonline.com

April 8, 2005 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services today announced unaudited financial results for the three and twelve-month periods ended February 28, 2005. Revenues for the fourth quarter were $37.9 million, compared to $32.5 million for the comparable period last year. Net income for the fourth quarter was $1.5 million, or $0.26 per diluted share, compared to net income of $1.2 million, or $0.22 per diluted share, in last year’s fiscal fourth quarter.

Backlog at the end of the fourth quarter was $64.8 million, compared to $60.1 million at the end of the previous quarter and $53.1 million for the fourth quarter of last year. Incoming orders for the fourth quarter totaled $42.6 million while shipments for the quarter totaled $37.9 million, resulting in a book to ship ratio of 112 percent for the quarter.

For the fiscal year, the Company reported revenues of $152.4 million, compared to $136.2 million for the comparable period last year. Net income for the year was $4.8 million, or $0.87 per diluted share, compared to $4.3 million, or $0.79 per diluted share for the comparable twelve-month period last year. Incoming orders for the twelve-month period were $164.1 million, while year to date shipments totaled $152.4 million, resulting in a book to ship ratio of 108 percent. Implementation cost associated with the installation of our new ERP system and Sarbanes Oxley compliance cost totaling $775,000 is included in Selling, General and Administrative expense for the twelve month period ending February 28, 2005.

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “We are pleased to report double digit improvement in our revenues, net income, fully diluted earnings per share and backlog for the fiscal year. The revenue and earnings results for Fiscal 2005 exceeded our previously issued guidance. We were fortunate that customer scheduled shipment dates were maintained, and in some cases expedited. The fourth quarter was also favorably impacted by several quick turn jobs and increased demand for our hot dip galvanizing services. We did see some flattening in the number of new electrical quotation requests in December and January. It is difficult at this time to determine if this is a trend or seasonal.

AZZ Year-End 2005 Financial Results	EX 99.8
April 8, 2005

However, the dollar value of outstanding quotes did increase due primarily to several large international quotes. It was a year of extreme competitive conditions and accelerating cost. We were disappointed that despite improving market conditions for our electrical products, we were not able to recover our cost escalation with price increases. Price pressures were and continue to be extreme, and we have walked away from business which was below our acceptable minimum levels. Demand for our galvanizing services showed a very nice increase in the fourth quarter and margins remained strong despite soaring increases in zinc cost.”

Revenues for the Electrical and Industrial Products Segment were $24.5 million for the fourth quarter, compared to $21.5 million in the previous year’s fourth quarter. Operating income for this segment was $2.3 million, compared to $1.7 million in the fourth quarter of last year. For the fiscal year ended February 28, 2005, revenues were $100.5 million and operating income was $7.3 million compared to $88.9 and $ 6.4 million, respectively, in the prior fiscal year.

Revenues for the Company’s Galvanizing Service Segment were $13.4 million for the fourth quarter, compared to $11.0 million in the previous year’s comparable quarter. Operating income was unchanged at $2.4 million in the fourth quarter as compared to the same quarter last year. For the fiscal year, revenues were $51.9 million, and operating income was $9.6 million compared to $47.3 and $8.6 million, respectively, for the prior fiscal year.

Mr. Dingus concluded, “Despite the increases in market demand, we believe that we will continue to see very competitive pricing due to excess capacity and a continuing increase in commodity pricing, particularly zinc that will inhibit our growth and keep pressure on our margins. We will continue our efforts to aggressively manage our way through these conditions in order to build upon the accomplishments of fiscal 2005. Based upon evaluation of information currently available to management, we are estimating fiscal 2006 earnings to be within the range of $0.87 to $.97 per diluted share and revenues to be within the range of $155 to $165 million. Our earnings per share estimate includes the completion of Oracle ERP system implementation project costs and Sarbanes-Oxley compliance costs of $550,000.

AZZ incorporated will conduct a conference call to discuss financial results for the fourth quarter and fiscal year 2005 at 4:15 P.M. Eastern on April 8, 2005. Interested parties can access the call at (877) 356-5706 or (706) 643-0580 (international). The call will be web cast via the Internet at www.azz.com/AZZinvest.htm. A replay of the call will be available for three days at (800) 642-1687, of (706) 645-9291 (international) confirmation #5171434, or for 30 days at www.azz.com/AZZinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distribution, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material costs, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company’s growth strategy. The Company can give no assurance that such forward-looking statements will prove to be correct.

AZZ Year-End 2005 Financial Results	EX 99.8
April 8, 2005

AZZ incorporated

Condensed Consolidated Statement of Income

(in thousands except per share amount)

	Three Months Ended		Twelve Months Ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004

	(unaudited)	(unaudited)	(unaudited)	(audited)
Net sales	$37,927	$32,505	$152,428	$136,201
Income before taxes	$2,077	$1,982	$7,407	$6,878
Net income	$1,460	$1,228	$4,812	$4,263

Net income per share
Basic	$0.27	$0.23	$0.88	$0.80
Diluted	$0.26	$0.22	$0.87	$0.79
Diluted average shares outstanding	5,538	5,475	5,517	5,397

Condensed Consolidated Balance Sheet

(in thousands)

	February 28, 2005	February 29, 2004
	(unaudited)	(audited)
Assets:
Current assets	$51,162	$43,713
Net property, plant and equipment	$35,312	$34,201
Other assets, net	$42,161	$42,112

Total assets	$128,635	$120,026

Liabilities and shareholders’ equity:
Current liabilities	$26,324	$23,504
Long term debt due after one year	$23,875	$25,375
Other liabilities	$3,117	$1,850
Shareholders’ equity	$75,319	$69,297

Total liabilities and shareholders’ equity	$128,635	$120,026

Condensed Consolidated Statement of Cash Flow

(in thousands)

	Twelve Months Ended February 28, 2005	Twelve Months Ended February 29, 2004
	(unaudited)	(audited)
Net cash provided by (used in) operating activities	$6,394	$14,963
Net cash provided by (used in) investing activities	($6,638)	($2,920)
Net cash provided by (used in) financing activities	($684)	($12,582)

Net increase (decrease) in cash and cash equivalents	($928)	($539)
Cash and cash equivalents at beginning of year	$1,445	$1,984

Cash and cash equivalents at end of quarter	$517	$1,445

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